Exhibit 21.1

LIST OF SUBSIDIARIES

•	Imaging Holdings Corp.

•	Monotype Imaging Inc.

•	International Typeface Corporation

•	Monotype Imaging Hong Kong Limited

•	Monotype Imaging Limited

•	Monotype Imaging KK

•	Linotype Corp.

•	Linotype GmbH